UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

SEPTEMBER 20, 2005
Date of Report (Date of earliest event reported)

LINCOLN GOLD CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	0-25827	88-0419475
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

Suite 350, 885 Dunsmuir Street
Vancouver, British Columbia Canada	V6C 1N5
(Address of principal executive offices)	(Zip Code)

(604) 688-7377
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 8	OTHER EVENTS

Item 8.01	Other Events

Lincoln Gold Corporation (“We” or the “Company”) has entered into an agreement with Alexander Holtermann (“Holtermann”) whereby we have repaid a convertible note in the principal amount of $200,000 payable by the Company in favour of Holtermann, plus accrued interest, and have repurchased certain share purchase warrants held by Holtermann.

The convertible note was originally issued by Lincoln Gold Corp., a Nevada corporation (“LGC”) pursuant to a subscription agreement between LGC and Holtermann dated January 28, 2004. Under the terms of the subscription agreement, Holtermann purchased from LGC a convertible note in the principal amount of $200,000 and warrants to purchase 500,000 shares of the common stock of LGC.

We became the principal obligor under the convertible note and the share purchase warrant as a result of our acquisition of LGC on March 26, 2004 and our subsequent merger with LGC. Prior to execution of the agreement with Holtermann, the convertible note was outstanding in the principal amount of $200,000 plus accrued interest. Due to anti-dilution provisions in the convertible note and the share purchase warrants, the convertible note was convertible into 5,000,000 shares of our common stock and the share purchase warrants entitled Holtermann to purchase 5,000,000 shares of our common stock.

We agreed to the repurchase of the convertible note and the share purchase warrants from Holtermann to be completed as follows:

(a)

a payment of $100,000 plus all interest accrued on the convertible note to the date of our agreement, which payment was to be made within five business days of delivery by Holtermann of the original convertible note and certificate representing the warrants; and

(b)

a second payment in the amount of $100,000 within 60 days of the date of our agreement, which payment is to be evidenced by a promissory note to be delivered within five business days of delivery by Holtermann of the original convertible note and certificate representing the warrants.

We have completed the initial payment to Holtermann, which payment included all accrued interest. The balance of $100,000 remains due and payable by us in accordance with the agreement. As a result of the completion of the initial payment and the delivery of the convertible note, the convertible note and warrants have been cancelled and no longer entitle Holtermann to purchase or otherwise acquire any shares of our common stock.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN GOLD CORPORATION

DATE: SEPTEMBER 30, 2005	By:	/s/ Paul Saxton

PAUL SAXTON
President and Chief Executive Officer